Shells Seafood Restaurants, Inc.
                           16313 N. Dale Mabry Highway
                              Tampa, Florida 33618



                                                                   June 13, 2005

VIA EDGAR

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

    Re:  Shells Seafood Restaurants, Inc. (the "Company")
         Form 10-K for the fiscal year ended January 2, 2005 (File No. 0-28258)
         ----------------------------------------------------------------------


Ladies and Gentlemen:

         In connection with the Company's filing of a response to comments of the staff of the Securities and Exchange Commission (the "Commission") contained in a letter dated April 29, 2005 and received by the Company on May 18, 2005, the Company hereby acknowledges that:

         o the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

         o staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

         o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

         If you require additional information, please call the undersigned at
(813) 961-0944 ext. 238. Thank you.


                                         SHELLS SEAFOOD RESTAURANTS, INC.


                                         By: /s/ Warren R. Nelson
                                             ----------------------------------
                                             Name: Warren R. Nelson
                                             Title: Executive Vice President of
                                                    Finance, Chief Financial
                                                    Officer, Treasurer and
                                                    Secretary